Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Novan, Inc.
Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-233632), Form S-3 (No. 333-236583 and No. 333-220761) and Form S-8 (No. 333-213854, No. 333-219913, No. 333-233630 and No. 333-233631) of Novan, Inc. of our report dated February 24, 2020, except for Notes 1, 2, 10, and 13 as to which the date is May 20, 2020, relating to the consolidated financial statements which appears in this Form 10-K/A. Our report on the consolidated financial statements contains an explanatory paragraph regarding Novan, Inc.'s ability to continue as a going concern.

/s/ BDO USA, LLP
Raleigh, North Carolina
May 20, 2020